EXHIBIT 99.1

Pacific Green Signs Commitment Agreement With ZEN Energy for BESS Offtake in Australia for 1.5GWh

Sydney, Aug. 05, 2025 (GLOBE NEWSWIRE) -- - Pacific Green is pleased to announce that its battery energy storage business in Australia has entered into a commitment agreement with ZEN Energy (“ZEN”) for 10-year tolling arrangements across three Battery Energy Storage System (BESS) projects located in Victoria, New South Wales, and Queensland totaling 1.5GWh of storage capacity. This milestone marks a pivotal step in Pacific Green’s transition to its next phase of growth, significantly accelerating the route to market for its Australian project portfolio of 7GWh.

Scott Poulter, Pacific Green’s Group CEO, commented: “Following our initial offtake agreement of 500MWh for Limestone Coast North in South Australia, we are delighted to enter into a strategic framework for a further 1.5GWh. This framework agreement helps Pacific Green underwrite a significant part of the our portfolio of developments in Victoria, New South Wales and Queensland, and enables Pacific Green to industrialize its project development processes.”

Anthony Garnaut, CEO of ZEN, stated: “ZEN and Pacific Green share a strategy that has storage at its heart. This next stage of ZEN’s deepening partnership with Pacific Green enables us to support our growing book of sustainability-driven commercial and industrial customers, as well as smooth the volatility inherent in the energy transition, as we meet the 24/7 requirements of our customers.”

Scott Poulter, Chairman & CEO
Pacific Green Technologies, Inc.
+1 (302) 601-4659
info@pacificgreen.com